[PricewaterhouseCoopers Oy Letterhead]


CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Nokia Performance Share Plan 2005, Nokia Restricted Share Plan 2005 and Nokia Stock Option Plan 2005 for Nokia Corporation of our report dated March 7, 2005 relating to the financial statements of Nokia Corporation, which appears in Nokia Corporation's Annual Report on Form 20-F for the year ended December 31, 2004.


/s/ PricewaterhouseCoopers Oy
PricewaterhouseCoopers Oy
Authorized Public Accountants

Helsinki, Finland
May 6, 2005